FOR IMMEDIATE RELEASE

                                          SPORTS ENTERTAINMENT ENTERPRISES, INC.

                                                     Media Contact: Sean Cassidy
                                                                    212-981-5233

                                                                  Ed Tagliaferri
                                                                    2l2-981-5182

                                                                Robert Zimmerman
                                                                    212-981-5118

                    CKX INC. SHAREHOLDERS APPROVE NAME CHANGE

New York, New York -- March 25, 2005 -- At a special meeting of the shareholders of Sports Entertainment Enterprises, d/b/a CKX, Inc. (NASDAQ "CKXE") held this morning, the company's shareholders voted overwhelmingly to change the company's name to CKX, Inc., to change the company's state of incorporation from Colorado to Delaware and to increase the number of the company's authorized shares of capital stock from 105,000,000 to 275,000,000. The company's common stock will continue to trade under the stock symbol CKXE. The Company's shareholders also approved the issuance of certain shares of the company's common stock that may be issued upon the conversion of the company's outstanding Series A Convertible Redeemable Preferred Stock and Series B Convertible Preferred Stock, although, as previously disclosed, the holders of the company's Series A Convertible Redeemable Preferred Stock recently elected to convert such shares into shares of common stock rendering such approval unnecessary with respect to the Series A Convertible Redeemable Preferred Stock. The shareholders also voted to adopt the company's Long-Term Incentive Compensation Plan.

CKX, Inc., a company controlled by Robert F. X. Sillerman, is engaged in the ownership, development and commercial utilization of entertainment content. CKX, Inc. recently acquired 19 Entertainment Limited, the United Kingdom-based company best known for creating the American Idol(TM) television program, and a controlling interest in Elvis Presley Enterprises, which owns and/or controls the commercial utilization of the name, image and likeness of Elvis Presley.

For additional information about CKX, Inc. and the proposals approved at the special shareholders meeting, see the company's Definitive Proxy Statement on
Schedule 14A which may be obtained at the SEC's web site at www.sec.gov.

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, acquisitions or dispositions of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these

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factors may be found in filings by Sports Entertainment Enterprises, Inc. with the Securities and Exchange Commission. Sports Entertainment Enterprises, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise